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                                                                      EXHIBIT 12
                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (In thousands, except ratios)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                   SIX MONTHS
                                                                   YEAR ENDED        ENDED
                                                                  DECEMBER 31,      JUNE 30,
                                                                      1995            1996
                                                                 --------------  --------------
Earnings:
  Net loss......................................................    $(12,632)       $ (7,224)
     Add:
       Equity in loss of Globalstar, L.P........................      12,632           7,224
       Interest expense.........................................          --           6,719
                                                                 --------------  --------------
Earnings available to cover fixed charges(1)....................    $     --        $  6,719
                                                                 ==============  ==============
Fixed charges --interest expense................................    $     --        $  6,719
                                                                 ==============  ==============
Ratio of earnings to fixed charges..............................         N/A              1x
                                                                 ==============  ==============


- ---------------

(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the Redeemable Preferred Partnership Interests held by GTL.

                                  GLOBALSTAR, L.P.
                    DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES


                                                                                             CUMULATIVE
                                          MARCH 23                                         MARCH 23, 1994
                                      (COMMENCEMENT OF                     SIX MONTHS     (COMMENCEMENT OF
                                       OPERATIONS) TO      YEAR ENDED        ENDED         OPERATIONS) TO
                                        DECEMBER 31,      DECEMBER 31,      JUNE 30,          JUNE 30,
                                            1994              1995            1996              1996
                                      ----------------    ------------    ------------    ----------------
Net loss............................      $(26,244)         $(68,237)       $(28,325)        $ (122,806)
Dividends on Redeemable Preferred
  Partnership Interests.............            --                --          (6,719)            (6,719)
                                           -------           -------         -------           --------
Deficiency of earnings to cover
  fixed charges.....................      $(26,244)         $(68,237)       $(35,044)        $ (129,525)
                                           =======           =======         =======           ========